                                                                    EXHIBIT 21.1

                SUBSIDIARIES OF HORNBECK OFFSHORE SERVICES, INC.



                                                          STATE
                                                            OF
SUBSIDIARY NAME                                        INCORPORATION                NAME DOING BUSINESS AS
---------------                                        -------------                ----------------------


Hornbeck Offshore Services, LLC                          Delaware              Hornbeck Offshore Services, LLC


Hornbeck Offshore Transportation, LLC (f/k/a             Delaware              Hornbeck Offshore Transportation, LLC
LEEVAC Marine, LLC)


Hornbeck Offshore Operators, LLC (f/k/a                  Delaware              Hornbeck Offshore Operators, LLC
HORNBECK-LEEVAC Marine Operators, LLC)


Energy Services Puerto Rico, LLC                         Delaware              Energy Services Puerto Rico, LLC